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                                 August 15, 2005



Lloyd I. Miller, III


Dear Mr. Miller:

      In connection with discussions with Crossroads Systems, Inc. (the "Company"), you have requested and the Company is prepared to make available to you certain proprietary and non-public information concerning the business of the Company. As a condition to such information being furnished to you and your affiliates, employees, agents or advisors (including, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives"), you agree to treat any information concerning the Company which is furnished to you or to your Representatives by or on behalf of the Company (herein collectively referred to as the "Confidential Information") in accordance with the provisions of this letter agreement.

1. CONFIDENTIALITY.

      Confidential Information does not include information which (i) is or becomes generally available in the public domain other than as a result of a disclosure by you or your Representatives, (ii) was within your possession prior to its being furnished to you by or on behalf of the Company, provided that, to your knowledge, such information is not subject to another confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, or (iii) becomes available to you on a nonconfidential basis from a source other than the Company or any of its Representatives, provided that, to your knowledge, such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information.

      You agree that you and your Representatives will not disclose to any person the existence of this agreement or any of the Confidential Information. Notwithstanding the foregoing, (i) you may make any disclosure of such information to which the Company gives its prior written consent and (ii) any of such information may be disclosed to your Representatives. You shall be responsible for any breach of this letter agreement by your Representatives. You will promptly notify the Company of any unauthorized release of Confidential Information or of any other violation of the provisions of this agreement.

      If you or any of your Representatives are requested or required (in legal proceedings, by subpoena, civil investigative demand, or other similar process) to disclose the existence of this agreement or any of the Confidential Information, you shall provide the Company with prompt written notice of such request so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless on the advice of legal counsel required to disclose Confidential Information, you or your Representatives may disclose to such person only that portion of the Confidential Information that is legally required to be disclosed.

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Mr. Lloyd I. Miller, III
August 15, 2005
Page 2

      To the extent that any Confidential Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Confidential Information provided by a party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges to the fullest extent available under applicable law. Nothing in this letter agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

2. BOARD OBSERVER RIGHT.

      The Company has agreed to invite you to attend (in person or by teleconference), in a non-voting observer capacity, meetings of its board of directors. This right is extended entirely at the discretion of the Board and may be revoked at any time or from time to time in the sole and absolute discretion of the Board. Without limiting the generality of the foregoing, the Company (and the Board) reserves the right to exclude you from access to any of such materials or meetings or portions thereof if (a) it believes (upon advice of counsel or otherwise in its discretion) that such exclusion is or may be reasonably necessary to preserve the attorney-client privilege or (b) in the judgment of any director of the Company, such access would materially impair the due consideration by the board of directors of any matter. This right is solely granted to you in your individual capacity and may not be extended to any other person or any Representative.

3. TRADING RESTRICTIONS.

      You acknowledge that you are aware and that your Representatives will be advised that the Company is a publicly traded company and that federal securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company. In particular, without limiting the generality of the foregoing, you shall not, directly or indirectly, acquire, offer to acquire or agree to acquire or sell, offer to sell or agree to sell any securities (or any right to acquire or sell such securities) of the Company on the public markets or other than from the Company until such time as you are no longer in possession of any material, nonpublic information regarding the Company. Moreover, so long as the right set forth in Section 2 above shall be in effect, you agree that you will comply with the Company's trading policies applicable to members of its board of directors such as adherence to all applicable "trading windows" and prior notification of the Company's trading compliance financial officer regarding all proposed transactions involving the Company's securities. While you are subject to these obligations, the Company will notify you when its notifies its other insiders regarding the opening or closing of trading windows.


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Mr. Lloyd I. Miller, III
August 15, 2005
Page 3

4. EQUITABLE RELIEF.

      You acknowledge and agree that due to the unique nature of the Confidential Information, any breach of this agreement would cause irreparable harm to the Company for which damages are not an adequate remedy and that the Company shall therefore be entitled to equitable relief in addition to all other remedies available at law, without the requirement of posting a bond.

5. MISCELLANEOUS.

      This agreement is governed by the internal laws of the State of Delaware. This agreement supersedes all prior discussions and writings and constitutes the entire agreement between the parties with respect to the subject matter hereof. No waiver or modification of this agreement will be binding upon a party unless made in writing and signed by a duly authorized representative of such party and no failure or delay in enforcing any right will be deemed a waiver. In the event that any of the provisions of this agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this agreement shall otherwise remain in full force and effect.

      Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between us. This letter agreement may be executed by facsimile and in one or more counterparts, which taken together shall constitute one original.


                                      Very truly yours,

                                      CROSSROADS SYSTEMS, INC.



                                      By:  /s/ David L. Riegel
                                         -----------------------------------
                                      Name:    David L. Riegel
                                           ---------------------------------
                                      Title:   Chairman of the Board
                                            --------------------------------


Accepted and agreed as of the
date first written above:



/s/ Lloyd I. Miller, III
--------------------------------------------
Lloyd I. Miller, III